Exhibit 107.1

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

CVS Health Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	11,195,630 (1)(2)	$72.34 (3)	$809,891,874 (3)	0.0001102	$89,250.08 (3)
Total Offering Amounts					$809,891,874		$89,250.08
Total Fee Offsets							N/A
Net Fee Due							$89,250.08

(1)	This Registration Statement on Form S-8 relates to 11,195,630 shares of common stock, par value $0.01 per share (“Common Stock”), of CVS Health Corporation (the “Company” or the “Registrant”). In connection with the Agreement and Plan of Merger, dated as of February 7, 2023 (the “Merger Agreement”) by CVS Pharmacy, Inc. (the “Parent”), a Rhode Island corporation and wholly-owned subsidiary of the Company, with Oak Street Health, Inc., a Delaware corporation (“Oak Street”) and Halo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Merger Subsidiary”), such shares available for issuance under the Oak Street Health, Inc. Omnibus Incentive Plan (the “Plan”) were converted from shares of common stock, par value $0.001 per share, of Oak Street into shares of Common Stock immediately prior to the effective time of the merger, whereby Oak Street became a wholly-owned subsidiary of the Company (the “Merger”), and adjusted pursuant to the Equity Award Exchange Ratio (as defined below) in accordance with the terms of the Merger Agreement. At the effective time of the Merger, 13,877,676 shares of Oak Street common stock were reserved and available for issuance pursuant to future awards under the Plan. As adjusted for the Equity Award Exchange Ratio (as defined below), this equates to 7,313,536 shares of Common Stock to be registered hereunder. This Registration Statement also covers 3,882,094 shares of Common Stock that are subject to awards that were outstanding under the Plan and were assumed by the Company at the effective time of the Merger and that, pursuant to the terms of the Merger Agreement, were adjusted to take account of the Equity Award Exchange Ratio. The “Equity Award Exchange Ratio” is equal to 0.5270, which equals the quotient of $39.00 divided by the average of the volume weighted averages of the trading prices of a share of Common Stock on the New York Stock Exchange (the “NYSE”) on the 10 consecutive trading days ending on April 28, 2023.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by any reason of any stock dividend, stock split, or other similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on a price of $72.34 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the NYSE on April 26, 2023.